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(PRUDENTIAL FINANCIAL LOGO)
                                            PRUCO LIFE INSURANCE COMPANY
                                            2999 North 44th Street, Suite 250
                                            Phoenix, Arizona 85014

                                            a stock Prudential Financial company

            GUARANTEED MINIMUM INCOME BENEFIT ENDORSEMENT SUPPLEMENT

EFFECTIVE DATE OF THE GUARANTEED MINIMUM INCOME BENEFIT ENDORSEMENT: [The Contract Date, or, if later, the date the Guaranteed Minimum Income Benefit is elected.]

MAXIMUM ISSUE AGE: The GMIB benefit is not available if the Annuitant is [age 76 or more on the Effective Date of the GMIB Endorsement.]

INITIAL GMIB PROTECTED VALUE: [If the Guaranteed Minimum Income Benefit is elected on the Contract Date, the Initial GMIB Protected Value is the initial Invested Purchase Payment, or the Contract Value on the date of any reset. If the Guaranteed Minimum Income Benefit is elected after the Contract Date, the Initial GMIB Protected Value is the Contract Value on the date the benefit is elected or the date of any reset.]

GMIB WAITING PERIOD: [7 years, beginning on the Effective Date of the GMIB Endorsement, or the date of the most recent reset, if any.]

GMIB ROLL-UP PERCENTAGE:  [5.0%]

GMIB ROLL-UP CAP PERCENTAGE:  [200.0%]

GMIB ROLL-UP CUT-OFF DATE:  [The latest of:
      (a) the Contract Anniversary coinciding with or next following the Annuitant's 80th birthday;
      (b) 7 years from the Effective Date of the GMIB Endorsement; and
      (c) 7 years from the date of the most recent reset.].

GMIB DOLLAR-FOR-DOLLAR LIMIT PERCENTAGE:  [5.0%]

RESETS:
      [ ] Resets are available.
            Number of Times the GMIB Protected Value can be Reset: [2]
            Number of Times the GMIB Protected Value can be Reset Without Being Subject to a Possible Adjustment in the GMIB Charge: [2]
            Reset Age Limit: No resets are permitted on or after the Annuitant's [76th] birthday.

      [ ] Resets are not available.

MAXIMUM ANNUAL GMIB CHARGE:  1.00% of the average GMIB Protected Value.

MAXIMUM GMIB PROTECTED VALUE PER LIFE:
      [ ] Not applicable.
      [ ] Applicable. The Maximum GMIB Protected Value per Life is [$5 million].

GMIB BENEFIT EXERCISE LIMIT: [The Contract Anniversary coinciding with or next following the Annuitant's 95th birthday, or earlier, if required by applicable law.]

TERMINATION:
      [ ] You may not elect to terminate this Endorsement.
      [ ] You can terminate this Endorsement at any time.
      [ ] You can terminate this Endorsement [any time after the end of the GMIB
          Waiting Period.]

ORD 112963 SUPP

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